Exhibit 99.1

Stewart Reports Results for the Second Quarter 2017

- Net income attributable to Stewart of $18.6 million, compared to net income of $23.6 million in the prior year quarter

- Total title revenues increased $3.6 million, or 1 percent, from prior year quarter

- Total commercial revenues of $51.4 million, up 14 percent from prior year quarter

- Total employee and other operating expenses decreased $10.8 million, or 5 percent, from prior year quarter

- Acquired retail operations of Title365 in June, expanding direct operations in western U.S.

HOUSTON, July 20, 2017 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today reported net income attributable to Stewart of $18.6 million ($0.79 per diluted share) for the second quarter 2017 compared to net income attributable to Stewart of $23.6 million ($0.49 per diluted share, see further discussion below) for the second quarter 2016. Pretax income before noncontrolling interests for the second quarter 2017 was $33.1 million compared to pretax income before noncontrolling interests of $41.9 million for the second quarter 2016. Of note, the second quarter 2016 results include a $5.4 million net policy loss reserve reduction. Excluding this reduction, the second quarter 2016 pretax income before noncontrolling interests and net income attributable to Stewart were $36.5 million and $20.2 million, respectively. In addition, for purposes of calculating second quarter 2016's net income per share, net income was reduced by a $12.0 million cash consideration paid in connection with the Class B share exchange. Excluding this payment, net income per diluted share would have been $1.00 (or $0.86 per diluted share excluding the net policy loss reserve reduction) for the second quarter 2016, as compared to $0.79 per diluted share for the second quarter 2017.

As of June 2, 2017, Stewart acquired the retail branch division of Title365 Company. Title365's retail division operates primarily in Southern California. This asset acquisition reinforces Stewart's commitment to providing innovative title solutions and focused, smart growth in key markets throughout the United States, as more than 250 employees and 15 Title365 offices are now operating under the Stewart name.

"We are very pleased that the Title365 retail team has joined the Stewart family," noted Matthew W. Morris, chief executive officer. "As a result of this acquisition, Stewart gains experienced leadership and scale in several high-growth target markets, and the team from Title365 will benefit from our global reach, financial strength and extensive resources. This acquisition aligns with our strategic plan for targeted growth in our direct operations."

"Our commercial operations delivered an exceptional quarter, validating our strategy to strengthen our balance sheet and invest in growing our commercial presence," continued Morris. "Buoyed by another excellent quarter in Canada, international operations continue to be a strong contributor to overall results."

"While our retail operations were affected by the loss of certain staff and management we initially referenced last quarter, we made several strategic hires and continue to aggressively recruit to rebuild and improve the affected markets. By the end of the fourth quarter 2017, we expect new hires along with the Title365 acquisition to largely offset short term revenue loss from the departures. This acquisition and our new hires underscore Stewart's commitment to investing in the long term future of the company by improving our operating model, targeting growth opportunities and driving a culture of excellence," concluded Morris.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2017	2016	2017	2016

Total revenues	485.5	489.4	928.5	927.7
Pretax income before noncontrolling interests	33.1	41.9	39.0	26.2
Income tax	11.0	14.4	10.9	7.7
Net income attributable to Stewart	18.6	23.6	22.7	12.4
Net income per diluted share attributable to Stewart(1)	0.79	0.49	0.96	0.02

(1) As previously reported, during the second quarter 2016, the Company paid a $12.0 million cash consideration to the holders of our Class B Common Stock as part of the exchange agreement announced during that quarter. Excluding this cash payment, the adjusted net income per diluted share for the second quarter and first six months of 2016 was $1.00 and $0.53, respectively. Under U.S. GAAP, the $12.0 million payment was recorded as a reduction to retained earnings, similar to a preferred stock dividend, and did not reduce the net income attributable to Stewart. However, the payment reduced the net income used in the calculation of basic and diluted earnings per share.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Three months ended June 30,
	2017	2016	% Change

Total revenues	470.4	467.5	1%
Pretax income	39.5	51.3	(23)%
Pretax margin	8.4%	11.0%

As noted above, the second quarter 2016 results included a $5.4 million net policy loss reserve reduction which resulted from favorable policy loss experience. Excluding this credit, the segment's second quarter 2017 pretax income would have declined 14 percent from pretax income of $45.9 million (9.8 percent margin) in the second quarter 2016.

Direct revenue information is presented below (dollars in millions):

	Three months ended June 30,
	2017	2016	% Change

Commercial:
Domestic	46.5	39.9	17%
International	4.9	5.2	(6)%
Non-commercial:
Domestic	153.1	167.4	(9)%
International	27.2	24.5	11%
Total direct revenues	231.7	237.0	(2)%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations. Revenues from purchase transactions decreased 7 percent in the second quarter 2017 compared to the prior year quarter, while revenues from our centralized title operations, which primarily process refinancing and default title orders, declined 24 percent due primarily to decreased refinancing transactions. Total international revenues increased 8 percent in the second quarter 2017 compared to the prior year quarter, mainly due to transaction volume growth from our Canada and U.K. operations, partially offset by the effect of a stronger U.S. dollar against the Canadian dollar and British pound. Revenues from independent agency operations in the second quarter 2017 increased 4 percent compared to the second quarter 2016. The independent agency remittance rate decreased to 17.9 percent in the second quarter 2017 from 18.6 percent in the second quarter 2016 due to the geographic mix of our agency business; second quarter 2017 revenues from independent agencies, net of retention, were $41.8 million, similar to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Three months ended June 30
	2017	2016	% Change

Total revenues	15.0	21.9	(32)%
Pretax loss	(6.3)	(9.4)	33%

The decline in the segment's revenues in the second quarter 2017 compared to the prior year quarter was primarily due to the divestitures of the loan file review, quality control services and government services lines of business at the end of 2016.

The segment's pretax results improved to a $6.3 million pretax loss, compared to a pretax loss of $9.4 million in the prior year quarter. This was driven by a $9.2 million, or 32 percent, decrease in the segment's total employee costs and other operating expenses, more than offsetting the revenue decline during the second quarter. The segment's results for the second quarter 2017 and 2016 included approximately $6 million and $7 million, respectively, of expenses attributable to parent company and corporate operations.

Expenses
As a result of ongoing cost management efforts, a reduction in employee counts tied to volume declines (primarily in our ancillary services and centralized title operations), and the aforementioned staff departures in direct operations, employee costs for the second quarter 2017 decreased $13.1 million, or 9 percent, from the second quarter 2016. Average employee counts for the second quarter 2017 decreased approximately 9 percent from the second quarter 2016. As a percentage of total operating revenues, employee costs for the second quarter 2017 were 29.0 percent, an improvement of 250 basis points compared to 31.5 percent in the prior year quarter.

Other operating expenses for the second quarter 2017 increased $2.3 million, or 3 percent, from the second quarter 2016 primarily as a result of increased outside search fees, driven by higher commercial and international revenues noted above. As a percentage of total operating revenues, other operating expenses for the second quarter 2017 were 18.5 percent, compared to 17.9 percent in the second quarter 2016.

Title losses were 5.2 percent of title revenues in the second quarter 2017 compared to 3.7 percent in the second quarter 2016; excluding the $5.4 million net policy loss reserve reduction mentioned above, the title loss ratio in the second quarter 2016 was 4.9 percent. Title loss expense increased to $24.5 million in the second quarter 2017, compared to $17.2 million (or $22.6 million after adjusting for the policy loss reserve reduction) in the second quarter 2016. The total estimated liability for title losses was $465.3 million at June 30, 2017.

Depreciation and amortization expenses decreased to $6.4 million in the second quarter 2017 compared to $7.3 million in the second quarter 2016, primarily due to lower amortization expense in the current year quarter resulting from the disposal of certain intangible assets in connection with the divestitures of several lines of the ancillary services business during 2016.

Other
Net cash provided by operations in the second quarter 2017 totaled $35.7 million, compared to $50.3 million in the second quarter 2016. The decline was primarily due to the lower net income generated during the second quarter 2017 and lower collections on accounts receivable.

Second quarter Earnings Call
Stewart will hold a conference call to discuss the second quarter 2017 earnings at 8:30 a.m. Eastern Time on Thursday, July 20, 2017. To participate, dial (866) 952-8559 (USA) and (785) 424-1881 (International) - access code STCQ217. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on July 20, 2017 until midnight on July 27, 2017, by dialing (800) 839-5130 (USA) or (402) 220-2693 (International) - the access code is also STCQ217.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues:
Title revenues:
Direct operations	231,662	237,017	419,091	423,018
Agency operations	234,407	225,416	467,756	450,051
Ancillary services	15,118	21,182	32,422	43,217
Total operating revenues	481,187	483,615	919,269	916,286
Investment income	4,941	4,856	9,613	9,926
Investment and other (losses) gains - net	(676)	966	(389)	1,454
	485,452	489,437	928,493	927,666
Expenses:
Amounts retained by agencies	192,558	183,485	383,733	367,329
Employee costs	139,346	152,427	279,131	302,636
Other operating expenses	88,786	86,458	167,103	174,168
Title losses and related claims	24,462	17,153	45,163	40,247
Depreciation and amortization	6,441	7,340	12,819	15,646
Interest	712	661	1,529	1,440
	452,305	447,524	889,478	901,466
Income before taxes and noncontrolling interests	33,147	41,913	39,015	26,200
Income tax	10,993	14,386	10,850	7,738
Net income	22,154	27,527	28,165	18,462
Less net income attributable to noncontrolling interests	3,586	3,928	5,508	6,058
Net income attributable to Stewart	18,568	23,599	22,657	12,404

Net earnings per diluted share attributable to Stewart	0.79	0.49	0.96	0.02
Diluted average shares outstanding (000)	23,620	23,559	23,613	23,542

Selected financial information:
Net cash provided by operations	35,720	50,300	16,531	18,459
Other comprehensive income	3,465	4,364	6,890	13,384

Monthly Order Counts:
Opened Orders 2017:	Apr	May	Jun	Total	Closed Orders 2017:	Apr	May	Jun	Total
Commercial	3,205	3,817	3,766	10,788	Commercial	2,385	2,777	3,005	8,167
Purchase	21,461	23,127	23,235	67,823	Purchase	15,225	17,790	19,347	52,362
Refi	7,231	7,552	9,400	24,183	Refi	4,945	5,209	6,144	16,298
Other	1,522	1,595	1,306	4,423	Other	1,055	1,432	1,648	4,135
Total	33,419	36,091	37,707	107,217	Total	23,610	27,208	30,144	80,962

Opened Orders 2016:	Apr	May	Jun	Total	Closed Orders 2016:	Apr	May	Jun	Total
Commercial	4,014	3,848	4,275	12,137	Commercial	2,757	2,634	3,186	8,577
Purchase	23,926	23,525	23,978	71,429	Purchase	16,805	18,026	19,352	54,183
Refi	12,235	12,267	12,999	37,501	Refi	8,340	8,218	8,854	25,412
Other	1,035	996	1,131	3,162	Other	1,313	1,433	1,919	4,665
Total	41,210	40,636	42,383	124,229	Total	29,215	30,311	33,311	92,837

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	June 30, 2017 (Unaudited)	December 31, 2016
Assets:
Cash and cash equivalents	147,205	185,772
Short-term investments	23,092	22,239
Investments in debt and equity securities available-for-sale, at fair value	654,762	631,503
Receivables – premiums from agencies	34,603	31,246
Receivables – other	54,948	50,177
Allowance for uncollectible amounts	(9,108)	(9,647)
Property and equipment, net	70,119	70,506
Title plants, at cost	75,313	75,313
Goodwill	234,667	217,094
Intangible assets, net of amortization	9,317	10,890
Deferred tax assets	3,865	3,860
Other assets	59,261	52,771
	1,358,044	1,341,724
Liabilities:
Notes payable	116,331	106,808
Accounts payable and accrued liabilities	97,095	115,640
Estimated title losses	465,294	462,572
Deferred tax liabilities	12,947	7,856
	691,667	692,876
Stockholders' equity:
Common Stock and additional paid-in capital	183,350	180,959
Retained earnings	479,860	471,788
Accumulated other comprehensive loss	(1,991)	(8,881)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	658,553	641,200
Noncontrolling interests	7,824	7,648
Total stockholders' equity	666,377	648,848
	1,358,044	1,341,724

Number of shares outstanding (000)	23,737	23,431
Book value per share	28.07	27.69

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	June 30, 2017			June 30, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	466,045	15,142	481,187	462,244	21,371	483,615
Investment income	4,941	-	4,941	4,856	-	4,856
Investment and other (losses) gains - net	(537)	(139)	(676)	408	558	966
	470,449	15,003	485,452	467,508	21,929	489,437
Expenses:
Amounts retained by agencies	192,558	-	192,558	183,485	-	183,485
Employee costs	130,197	9,149	139,346	136,778	15,649	152,427
Other operating expenses	78,442	10,344	88,786	73,432	13,026	86,458
Title losses and related claims	24,462	-	24,462	17,153	-	17,153
Depreciation and amortization	5,321	1,120	6,441	5,364	1,976	7,340
Interest	2	710	712	-	661	661
	430,982	21,323	452,305	416,212	31,312	447,524
Income (loss) before taxes	39,467	(6,320)	33,147	51,296	(9,383)	41,913

Six months ended:	June 30, 2017			June 30, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	886,760	32,509	919,269	872,725	43,561	916,286
Investment income	9,613	-	9,613	9,926	-	9,926
Investment and other (losses) gains - net	(127)	(262)	(389)	(1,604)	3,058	1,454
	896,246	32,247	928,493	881,047	46,619	927,666
Expenses:
Amounts retained by agencies	383,733	-	383,733	367,329	-	367,329
Employee costs	258,357	20,774	279,131	267,808	34,828	302,636
Other operating expenses	146,697	20,406	167,103	144,465	29,703	174,168
Title losses and related claims	45,163	-	45,163	40,247	-	40,247
Depreciation and amortization	10,547	2,272	12,819	10,522	5,124	15,646
Interest	5	1,524	1,529	-	1,440	1,440
	844,502	44,976	889,478	830,371	71,095	901,466
Income (loss) before taxes	51,744	(12,729)	39,015	50,676	(24,476)	26,200

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net realized gains and losses, certain significant litigation expenses and non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and six months ended June 30, 2017 and 2016 (dollars in millions).

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change

Revenues	485.5	489.4		928.5	927.7
Less: Net realized losses (gains)	0.7	(1.0)		0.4	(1.5)
Adjusted revenues	486.2	488.4	(1)%	928.9	926.2	0%

Net income attributable to Stewart	18.6	23.6		22.7	12.4
Noncontrolling interests	3.6	3.9		5.5	6.1
Income taxes	11.0	14.4		10.9	7.7
Income before taxes and noncontrolling interests	33.2	41.9		39.1	26.2
Litigation expense	-	-		-	3.6
Other non-operating charges*	-	-		-	2.6
Prior policy year reserve adjustments, net	-	(5.4)		-	(5.4)
Net realized losses (gains)	0.7	(1.0)		0.4	(1.5)
Adjusted income before taxes and noncontrolling interests	33.9	35.5		39.5	25.5
Depreciation and amortization	6.4	7.3		12.8	15.6
Interest expense	0.7	0.7		1.5	1.4

Adjusted EBITDA	41.0	43.5	(6)%	53.8	42.5	27%

*Excludes non-operating accelerated depreciation charges of $1.1 million for the six months ended June 30, 2016 as they were already included within the Depreciation and amortization line.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360